Exhibit 10(i)
                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment dated June 5, 1998 (the "Amendment") modifies the Employment Agreement dated November 4, 1997 (the "Employment Agreement") between The Stride Rite Corporation (the "Company") and Robert C. Siegel ("Executive").

WHEREAS, Executive has advised the Company that Executive will voluntarily retire as an officer of the Company effective December 31, 1998; and

WHEREAS, in order to insure a smooth transition, the Board of Directors of the Company will seek to name Executive's successor prior to the effective date of Executive's retirement;

NOW THEREFORE,  in consideration of the promises  contained herein and for other
good  and  valuable   consideration,   the   sufficiency   of  which  is  hereby
acknowledged, Executive and the Company agree as follows:

         1.       Amendment Controls.

         Notwithstanding anything to the contrary contained in the Employment Agreement, the terms and conditions of this Amendment shall control.

         2.       Retirement.

         Executive will retire and Executive's employment with the Company will terminate effective December 31, 1998 (the "Retirement Date"). Executive resigns as of the Retirement Date (or such earlier date as the Board of Directors of the Company may request as provided below) as Chairman of the Board, President and Chief Executive Officer of the Company and from any and all offices or other positions Executive may hold with the Company or any of its related or affiliated entities. Executive agrees to execute, from time to time, such documents requested by the Company evidencing such resignation(s).

         3.       Interim Period

         For purposes of this Amendment, the period of June 5, 1998 through December 31, 1998 is referred to herein as the "Interim Period".

                  a. Search Committee. The Board of Directors has designated the members of the Compensation Committee as the Committee responsible to search for Executive's successor. Executive shall serve as an "ad hoc" member of such Committee.

                  b. Employment  Period.  The "Employment  Period" as defined in
Section 2 of the Employment Agreement is extended to the close of business on December 31, 1998.

                  c. Early Resignation. In the event the Company names Executive's successor prior to the expiration of the Interim Period, Executive agrees to resign at such earlier date as the Board of Directors may request. Executive's compensation shall continue through the Interim Period as if Executive had not resigned.


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                  d.  Residence   Requirement.   Section  8  of  the  Employment
Agreement is deleted. During the Interim Period, Executive shall work a minimum of three (3) weeks per month at the Company's headquarters in Lexington, MA or traveling on Company business. In the event of Early Resignation as provided in 3c, above, after a reasonable transition period, Executive shall only be required to spend such time in Lexington, MA as the Company deems reasonably necessary.

                  e. Travel Reimbursement. During the Interim Period, the Company shall reimburse Executive for one coach class round trip airfare per month between Boston, MA and Charleston, SC.

         4.       Post Interim Period.

         After the Interim Period or, if applicable, Executive's earlier resignation, the following terms shall apply:

                  a. Stock Options. Any stock options which Executive has been granted and which are vested on December 31, 1998, may be exercised by Executive within one (1) year of the Retirement Date. Any shares that are not vested by December 31, 1998 shall be forfeited. As of June 5, 1998, Executive has been granted options to purchase a total of 645,000 shares of the Company's common stock. Of such 645,000 shares: (i) Executive has exercised options to purchase 90,000 shares, (ii) 331,667 shares are currently vested and exercisable; (iii) on December 13, 1998 an additional 131,666 shares will vest and become exercisable; and (iv) 91,667 shares shall not be vested and will be forfeited on the Retirement Date.

                  b. Bonus. The Compensation Committee of the Board of Directors shall determine the amount of Fiscal Year 1998 Bonus which may be payable to Executive pursuant to the provisions of the Company's Annual Incentive Compensation Plan.

                  c. Life Insurance. Executive's group term life insurance policy will end January 30, 1999. Executive may, if eligible, convert to an individual policy issued by John Hancock at Executive's expense.

                  d. Perquisites. All perquisites set forth in Section 6 of the Employment Agreement shall terminate as of the close of business on December 31, 1998 and Executive shall return to the Company the Vehicle leased on behalf of the Executive.

                  e. Medical and Dental Benefits. Executive's medical and dental coverage with CIGNA HealthCare will end on January 30, 1999. Executive may elect to extend Executive's coverage through COBRA for an additional 18 months as provided by COBRA law.

                  f. Disability. Executive's short and long-term disability coverage will end on December 31, 1998.



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                  g.  401(k)  Employee  Savings  and  Investment  Plan.  Company
records indicate that Executive is participating in the Employee Savings and Investment Plan. Executive will receive a package of information from Putnam Investments within the first two weeks of the month following the effective date of Executive's retirement. This package will outline Executive's distribution options for funds currently in Executive's Putnam account. Please be aware that Executive has 60 days from the date the package is mailed from Putnam to choose a distribution option. If Executive wishes to receive the information from Putnam earlier, Executive may call Putnam at 1-800-685-6401 to request a package.

                  h. Retirement Income Plan. Company records indicate Executive has completed at least five years of service with Stride Rite and is therefore is vested in a pension benefit in accordance with the provisions of The Stride Rite Retirement Income Plan. Please remember to contact The Stride Rite Corporation at least three months prior to Executive's retirement date to initiate benefit payments.

                  i. Other Benefits. Pursuant to applicable benefit plan terms and benefit practices, Executive's eligibility to participate in any of the Company's other employee benefit plans and programs ceases effective on the Retirement Date. Executive's rights to benefits, if any, are governed by the terms of those benefit plans and programs.

         5. Director/Advisor. Following Executive's resignation as Chairman, President and CEO of the Company, Executive may continue to serve as a director of the Company for the balance of the term under which Executive was elected a director at the Company's annual stockholders meeting held in 1997. Executive agrees that he will resign as a director of the Company at the request of the majority of the Board of Directors. In the event Executive resigns at the request of the Board of Directors prior to December 31, 1999, the Company shall retain Executive as an advisor for the calendar year 1999. Executive's annual compensation for acting as an advisor for the Company shall be at an annual rate of $50,000, payable in equal monthly installments, pro-rated if such advisory services are provided for less than a full year. The Company shall reimburse Executive for travel and expenses incurred by Executive in performing his duties under this Section 5.

         6.       General Release of Claims

         Except for Executive's rights and benefits under the Employment Agreement, as amended, Executive voluntarily releases and discharges the Company and its affiliates, subsidiaries, and the predecessors, successors, and assigns of each of them, and the current and former officers, directors, shareholders, employees, and agents of each of the foregoing (any and all of which are referred to as the "Releasees") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown ("Claims"), which Executive has, claims to have, ever had, or ever claimed to have had against the Company. This general release of Claims includes, without implication of limitation,

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all Claims related to Executive's  employment with the Company, the compensation provided to Executive by the Company, or Executive's activities on behalf of the Company, including, without implication of limitation, any Claims of breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, deceit or any intentional or negligent misrepresentation, and unlawful discrimination under the common law or any statute (including, without implication of limitation, Mass. Gen. Laws ch. 151B, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss.621, et seq., and the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 12101, et seq.). Executive also waives any Claim for reinstatement, severance pay, attorney's fees, or costs.

         Except for the Company's rights and benefits under the Employment Agreement, as amended, the Company voluntarily releases and discharges Executive generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown ("Claims"), which the Company has, claims to have, ever had, or ever claimed to have had against Executive. This general release of Claims includes, without implication of limitation, all Claims related to Executive's employment with the Company, Executive's activities on behalf of the Company, except any activity involving deceit or any intentional misrepresentation by Executive. The Company also waives any Claim for attorney's fees and costs.

         Executive and the Company agree that they will not hereafter pursue any claim against the other by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time, and Executive shall not seek reinstatement with, or damages of any nature, severance pay, attorney's fees, or costs from any Releasee as a result of Executive's employment; provided, however, that nothing in this general release shall be construed to bar or limit either party's rights to enforce the Employment Agreement, as amended, or to release Executive's right to indemnification under and in accordance with applicable by-laws.

         Executive and the Company represent to the other that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any respective Claim against the other or the Releasees or any portion thereof or interest therein.

         7.       Confidentiality of Agreement.

         Except as may be required by law, Executive agrees to keep the terms of this Amendment in the strictest confidence and not reveal the terms of this Amendment to any persons except Executive's immediate family, Executive's attorney, and Executive's financial advisors, and to them only provided that they also agree to keep the information completely confidential.

         8.       Return of Property

         All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, whether or not pertaining to Confidential Information, that have come into Executive's possession or been produced by Executive in connection with Executive's

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employment  ("Property")  have been and remain the sole property of the Company.
Executive confirms that Executive will return to the Company all Property on or before the Retirement Date.

         9.       Nondisparagement

         Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of the Company or to any other person which disparages or could reasonably be interpreted to be in any way harmful to the interest of the Company, its officers, directors, management, business practices, or which disrupts or impairs its normal operations, including actions or statements that would (a) harm the reputation of the Company with its customers, suppliers, or the public; or (b) interfere with existing contractual or employment relationships with customers, suppliers or Company employees.

         The Company agrees not to take any action or make any statement, written or oral, to any third party which disparages or could reasonably be interpreted to be in any way harmful to the interest of Executive.

         10.      Notices and Acknowledgments

         Executive is advised to consult with an attorney before signing this Amendment. By signing this Amendment, Executive acknowledges that Executive is doing so voluntarily. Executive understands that Executive is giving up Executive's right to bring all possible legal claims against the Company, among others, including claims relating to Executive's employment and separation from employment. Executive also acknowledges that Executive is not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Amendment.

         11.      Other Terms

         All terms of the Employment Agreement not modified herein shall remain in full force and effect, including, without limitation, Section 10 and 11 of the Employment Agreement. The Employment Agreement, as amended by this Amendment, is the entire agreement between Executive and the Company, and all previous agreements or promises between Executive and the Company relating to the subject matter of the Employment Agreement, as amended, are superseded, null, and void.

         The Employment Agreement, as amended, shall be binding upon and shall inure to the benefit of each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns.

         In the event of any dispute, the Employment Agreement, as amended, will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Executive or the Company. The law of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Amendment, without giving effect to the conflict of laws provisions of Massachusetts law. In the event that any provision or portion of a provision of the Employment Agreement, as amended, shall be determined to be unenforceable, the remainder

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of this Amendment  shall be enforced to the fullest  extent  possible as if such provision or portion of a provision were not included. The Employment Agreement, as amended, may be modified only by a written agreement signed by Executive and an authorized representative of the Company.

         Agreed and accepted this 5th day of June, 1998.

EXECUTIVE                               THE STRIDE RITE CORPORATION



___/s/ Robert C. Siegel______           By: __/s/ Frank Mori_______________
Robert C. Siegel, an individual             Frank Mori, Chairman of the
                                            Compensation Committee of the
                                            Board of Directors






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